Exhibit 3.3

Certificate of Amendment

to

Certificate of Formation

of

Sanchez Midstream Partners GP LLC

This Certificate of Amendment to Certificate of Formation of Sanchez Midstream Partners GP LLC (the “Company”) is executed and filed pursuant to the provisions of Section 18-202 of the Delaware Limited Liability Company Act.  The undersigned does hereby certify as follows:

1.The name of the limited liability company is Sanchez Midstream Partners GP LLC.

2.The Certificate of Formation of the Company is hereby amended to reflect a change in the name of the Company by deleting Article 1 of the Certificate of Formation in its entirety and adding the following:

“1. Name. The name of the Company is: Evolve Transition Infrastructure GP LLC.”

3.This Certificate shall become effective on February 26, 2021, at 4:00 p.m. Eastern Time.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Formation as of the 26th day of February, 2021.

SANCHEZ MIDSTREAM PARTNERS GP LLC

By: /s/ Charles C. Ward

Name: Charles C. Ward

Title: Chief Financial Officer and Secretary